Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of October, 2015.

BETWEEN:

CYNAPSUS THERAPEUTICS INC.

(hereinafter called “Cynapsus”)

- and -

ANTHONY GIOVINAZZO

(hereinafter called the “Executive”)

WHEREAS Cynapsus is developing a sublingual thin filmstrip for the acute rescue of OFF motor symptoms of Parkinson’s disease;

AND WHEREAS Cynapsus and the Executive entered into a consulting and advisory agreement dated as of November 16, 2009 (the “Consulting Agreement”);

AND WHEREAS the Consulting Agreement was superseded by an employment agreement dated as of January 1, 2012 between Cynapsus and the Executive, as amended on January 1, 2015 and May 13, 2015;

AND WHEREAS Cynapsus and the Executive have agreed to further amend the terms of the employment relationship.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

Article 1 - DUTIES

1.1                      The Executive will continue to be the President and Chief Executive Officer of Cynapsus and to exercise all of the duties and responsibilities of such office and to perform such other services as the board of directors of Cynapsus (the “Board”) may reasonably request the Executive from time to time. The duties of the Executive shall include, but are not limited to, ongoing management of the business, corporate strategy, finance, investor and board relations, merger and acquisition activities and the oversight of the continued development of Cynapsus’ drug candidate, APL-130277. In addition, the Executive shall serve in such other capacities, perform such other duties and exercise such other powers consistent with such activities as may from time to time be assigned to or vested in him by the Board.

1.2                      During his employment hereunder, the Executive shall devote his full time and attention to the business and affairs of Cynapsus and shall well and faithfully serve Cynapsus and use his best efforts to promote the interests and goodwill of Cynapsus. This does not preclude the Executive from investing in private investment opportunities, it being understood that such opportunities will take immaterial time commitment, and provided that such opportunities are not competitive with the business of Cynapsus of the businesses of any of its key suppliers.

1.3                      The Executive hereby confirms his employment with Cynapsus on the terms and conditions set forth in this Agreement.

Article 2 - TERM

2.1                      The parties acknowledge that the Executive has already commenced employment with Cynapsus and that such employment shall continue for an indefinite term until terminated in accordance with the provisions of this Agreement.

Article 3 - COMPENSATION

3.1                      For the performance of his services hereunder and commencing on October 1, 2015, the Executive shall be paid:

(a)          A base salary (the “Base Salary”) of USD$340,000 per annum (or CAD$455,396 per annum, based on the Bank of Canada USD-CAD noon spot rate of 1.3394 on September 30, 2015), less statutory withholdings, payable to the Executive in equal instalments on those dates on which Cynapsus normally makes salary payments to its employees and in accordance with Cynapsus’ regular practices in that regard.

(b)          A discretionary bonus (the “Annual Bonus”), as determined by the Board, for each year of the Executive’s employment hereunder, in an amount of 50% of the Base Salary, based on the achievement of agreed-upon corporate objectives. The Annual Bonus may be increased to up to 75% of the Base Salary, as determined by the Board, based on an overachievement of goals. The Annual Bonus shall be based on criteria to be approved by the Board, and relayed to the Executive, which criteria shall reflect the annual corporate goals of Cynapsus and the role of the Executive in attaining such goals.

3.2                         The Executive shall be entitled to annual reviews of his Base Salary and Annual Bonus or any changes to the bonus plan or other forms of compensation paid or granted to the Executive by Cynapsus as may be determined from time to time by the Board. The Base Salary will take into account the prevailing market conditions and comparative base salaries as well as changes in Cynapsus’ financial conditions, market capitalization, growth and corporate size however measured.

3.3                        The Executive may be granted options to acquire common shares in the capital of Cynapsus at the discretion of the Board and pursuant to the terms and conditions of Cynapsus’ stock option plan (the “Plan”). Upon a Change of Control (as defined below) of Cynapsus all stock options will vest immediately upon approval by the Board.

Article 4 - EXPENSES

4.1                        It is understood and agreed that the Executive will incur expenses in connection with performing his duties hereunder. Cynapsus will reimburse the Executive for all expenses reasonably and properly incurred by the Executive on behalf of Cynapsus provided that the Executive provides to Cynapsus receipts acceptable to Cynapsus within a reasonable period after they have been incurred. All expenses shall be incurred in accordance with agreed corporate policies and budgets.

Article 5 - BENEFITS

5.1                        During the period of the employment of the Executive hereunder:

(a)          The Executive shall be entitled to five weeks’ vacation per year to be taken at such times and for such durations as are acceptable to Cynapsus and the Executive. Up to two weeks’ vacation which if not taken in any year may be taken in any subsequent year or the Executive shall be entitled to such vacation pay as may be required pursuant to the Employment Standards Act, 2000 (Ontario).

(b)          The Executive shall be eligible to participate in the group insurance and benefit plan provided to all senior executives of Cynapsus, to the extent he qualifies for such benefits. The Executive’s insurance and benefit entitlements shall be subject to and governed by the terms and conditions of the plan, as amended from time to time.

(c)          The Executive shall be entitled, at the cost of Cynapsus, to the additional benefits set out in Schedule “A” hereto.

Article 6 - TERM AND TERMINATION

6.1                        Termination with Cause

(a)          Cynapsus shall be entitled, in its sole discretion, to terminate the employment of the Executive hereunder, without notice or payment in lieu of notice, for Cause (as hereinafter defined). Cynapsus shall have no obligation to the Executive after the effective date of termination pursuant to this Section 6.1 except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid in accordance with any benefit plan prior to the date of termination. The Executive shall not be entitled to receive any bonus in the event of termination pursuant to this Section 6.1.

(b)          For the purposes hereof, “Cause” shall mean:

(i)          the continued or habitual failure by the Executive to substantially perform his duties according to the terms of his employment hereunder (other than resulting from the Executive’s Disability (as hereinafter defined), after Cynapsus has given the Executive reasonable written notice of such failure and a reasonable opportunity to correct the failure and the Executive fails to substantially remedy the failure;

(ii)         the Executive hereinafter does (or causes or permits to be done) or hereinafter omits (or causes or permits to be omitted) any act or thing that is materially or significantly harmful or injurious to Cynapsus or any of its affiliates, monetarily or otherwise;

(iii)        the Executive hereinafter engages in any criminal act of dishonesty, or any reprehensible behaviour or activity, that could have an adverse effect, either directly or indirectly, on Cynapsus; or

(iv)        any regulatory sanction that precludes the Executive from fulfilling his duties under this Agreement.

6.2                       Termination by Cynapsus without Cause

(a)          Except as otherwise provided, Cynapsus shall be entitled in its sole discretion to terminate this Agreement at any time upon 18 months’ notice to the Executive, or payment in lieu of notice.

(b)          Upon termination by Cynapsus in accordance with this Section 6.2, Cynapsus shall provide the Executive with written notice or payment in lieu thereof and an amount equal to the average of the Annual Bonus paid to the Executive in each of the three most recent completed financial years of Cynapsus, divided by 12 and multiplied by 18 (the “Deemed Annual Bonus”), together with all amounts which the Executive would have been entitled to during such period and a continuation of: (i) benefits coverage during such period in respect of the elements which are permitted to be continued in accordance with the terms of the benefit plan then in place and applicable laws; and (ii) the benefits set out in Schedule “A” for a period of 18 months. Cynapsus shall pay the amount equal to the 18 months of Base Salary on its regular payroll dates or in a lump sum as of the effective date of termination.

6.3                       Termination by the Executive

(a)          The Executive shall be entitled in his sole discretion to terminate this Agreement for any reason whatsoever at any time upon 60 days’ prior written notice to Cynapsus.

(b)          Upon termination by the Executive in accordance with this Section 6.3, Cynapsus shall have no obligation to the Executive after the effective date of termination except for payment of any Base Salary accrued to the date of termination, the Deemed Annual Bonus and any other amounts which have accrued but not yet been paid prior to the date of termination, including any amounts owing in accordance with any benefit plan and as set out in Schedule “A”.

6.4                       Termination by either Party

(a)          Either party shall have the right to terminate this Agreement:

(i)          if the other party breaches a term of this Agreement and such breach is not cured within 10 days after the date of written notice; or

(ii)         if the other party files an assignment in bankruptcy or a proposal under the Bankruptcy and Insolvency Act (Canada) or if a petition in bankruptcy is filed or presented against the other party under the Bankruptcy and Insolvency Act (Canada) or comparable legislation and such petition is not discharged within 90 days, or if a receiver is appointed for all or substantially all of the assets or property of the other party and such appointment is not contested and the receiver discharged within 30 days.

(b)          In the event of termination by the Executive in accordance with Section 6.4(a)(i) or 6.4(a)(ii), Cynapsus shall pay to the Executive a lump sum equal to 18 months of Base Salary and the Deemed Annual Bonus, together with all amounts which the Executive would have been entitled to during such period and a continuation of: (i) benefits coverage during such period in respect of the elements which are permitted to be continued in accordance with the terms of the benefit plan then in place and applicable laws; and (ii) the benefits set out in Schedule “A” for a period of 18 months.

(c)          In the event of termination by Cynapsus in accordance with Section 6.4(a)(i) or 6.4(a)(ii), Cynapsus shall have no obligation to the Executive after the effective date of termination except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid prior to the date of termination, including any amounts owing in accordance with any benefit plan. The Executive shall not be entitled to receive any bonus in the event of termination by Cynapsus pursuant to Section 6.4(a)(i) or 6.4(a)(ii).

6.5                       Change of Control

(a)          Upon a Change of Control (as defined below) and for a period of nine months thereafter, in the event of termination of this Agreement by Cynapsus, or the purchaser or other third party, as the case may be, other than for Cause, or by the Executive for Good Reason (as defined below), Cynapsus, or the purchaser or other third party, as the case may be, shall pay to the Executive a lump sum equal to 18 months of Base Salary and the Deemed Annual Bonus, together with all amounts which the Executive would have been entitled to during such period and a continuation during such period of: (i) benefits coverage in respect of the elements which are permitted to be continued in accordance with the terms of the benefit plan then in place and applicable laws; and (ii) the benefits set out in Schedule “A” in accordance with the terms of any applicable benefit plan then in place and applicable laws.

(b)          For the purposes hereof, “Change of Control” shall mean:

(i)          a reorganization, amalgamation or merger, or a plan of arrangement in connection with any of the foregoing, with respect to which all or substantially all of the persons who were the beneficial owners of the then outstanding voting shares of Cynapsus (“Shares”) immediately prior to such transaction do not, following such transaction, beneficially own, directly or indirectly, more than 50 percent of the resulting voting shares;

(ii)         the acquisition of Shares by a person or group of persons acting in concert as a result of which the acquiror beneficially owns, directly or indirectly, 50 percent or more of the Shares then outstanding; or

(iii)        the sale to a third party of all or substantially all of the assets of Cynapsus.

(c)          For the purposes hereof, “Good Reason” shall mean an adverse material change to the terms and conditions of the Executive’s employment including, but not limited to:

(i)          removal from, or re-assignment of, the Executive’s position as set forth in Section 1.1 without the agreement of the Executive;

(ii)         a substantive change in the Executive’s duties as described in Section 1.1 without the agreement of the Executive;

(iii)        a change in the Executive’s reporting relationships, the result of such change not having a reasonable remedy;

(iv)        relocation of the Executive to a location that is more than 60 kilometres from Toronto, Ontario without the agreement of the Executive; or

(v)         a breach by Cynapsus, or the purchaser or other third party, as the case may be, of Section 6.4(a) hereof which is not cured or remedied within the applicable time periods set forth therein.

6.6                       Termination for Death or Disability

(a)          In the event of the Executive’s death then this Agreement shall immediately terminate. In the event of the Disability (as hereinafter defined) of the Executive, Cynapsus shall have the right to terminate this Agreement upon written notice given to the Executive while the Disability is continuing, which termination shall be effective on the date that the notice is given.

(b)          In the event of the death or Disability of the Executive, Cynapsus shall pay to the Executive an amount equal to the Base Salary accrued to the date of termination and the Deemed Annual Bonus, together with all amounts which have accrued but not yet been paid prior to the date of termination, including any amounts owing in accordance with any benefit plan.

(c)          For the purposes hereof, “Disability” shall mean that:

(i)          the Executive has been and continues to be disabled as a result of illness, disease or mental or physical disability or for other causes beyond his control such that he has been unable or unwilling or has failed to perform or fulfil all or a material portion of his duties or the requirements of his employment hereunder on a full-time basis for:

(A)         a period of 105 consecutive days or more, or

(B)         an aggregate of 105 days or more in any 12 month period

in the opinion of a qualified medical practitioner who shall be satisfactory to Cynapsus, acting reasonably; or

(ii)         the Executive has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

6.7                      Upon termination of this Agreement by either party for any reason, other than termination by Cynapsus pursuant to Section 6.1 or Section 6.4(a)(i), the Executive shall have the right to exercise any options granted by Cynapsus in accordance with the Plan.

6.8                      Upon termination of this Agreement by Cynapsus pursuant to Section 6.1 or Section 6.4(a)(i), any options granted by Cynapsus or any unexercised portion thereof shall immediately terminate.

6.9                       Remedies

(a)          The parties confirm that the provisions contained in this Article 6, including the notice and pay in lieu of notice provisions contained therein, are valid and reasonable and are fair and equitable. The parties agree that upon any termination of the Executive’s employment by Cynapsus, in accordance with the provisions of this Agreement, the Executive shall have no action, cause of action, claim or demand against Cynapsus or any other person as a consequence of such termination. The Executive further acknowledges and agrees that the payments and/or notices required pursuant to this Agreement shall be in full satisfaction of all claims for termination of his employment, including termination pay and/or severance pay pursuant to the Employment Standards Act, 2000 (Ontario) (as the same may be amended or replaced, from time to time). Except as otherwise provided in this Article 6, the Executive shall not be entitled to any further termination or severance payments, damages or other compensation whatsoever.

(b)          As a condition precedent to any payment pursuant to this Article 6, the Executive agrees to deliver to Cynapsus contemporaneously with any such payment, a full and final release of and from all actions or claims in connection therewith in favour of Cynapsus and their respective directors, officers, employees and agents, in form and substance satisfactory to Cynapsus, acting reasonably. If the Executive is an officer or director of Cynapsus at the relevant time of termination of his employment in accordance with the terms hereof, the Executive agrees that contemporaneously with or as soon as is practicable after the termination of his employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer and/or director of Cynapsus.

Article 7 - NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

7.1                      The Executive has entered into a Non-Disclosure, Non-Solicitation and Non-Competition Agreement in substantially the same form entered into between Cynapsus and its other senior officers.

7.2                      The Executive acknowledges and agrees that the employment relationship will be governed by this Agreement and the standards and terms established by Cynapsus’ policies as they are amended from time to time. The Executive agrees to comply with the terms of Cynapsus’ current and future policies so long as they are not inconsistent with the provisions of this Agreement. In the event Cynapsus’ policies or procedures are in conflict with this Agreement the terms of this Agreement shall prevail.

Article 8

8.1                      The Executive acknowledges and agrees that the increase in the amount of the Executive’s Base Salary constitutes new and additional consideration in favour of the Executive in connection with the execution and delivery of this Agreement by the Executive.

Article 9 - NOTICES

9.1                      Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to Cynapsus or by e-mail at AJG@cynapsus.ca.

9.2                      Any notice required or permitted to be given to Cynapsus shall be sufficiently given if mailed by registered mail to Cynapsus’ head office at its address last known to the Executive.

Article 10 - GENERAL

10.1                      Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

10.2                      Binding Effect; Assignment

This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. Cynapsus shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cynapsus provided that such entity assumes all obligations of Cynapsus hereunder. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement.

10.3                      Entire Agreement

This Agreement, together with the Non-Disclosure, Non-Solicitation and Non-Competition Agreement dated November 16, 2009, constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all other previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by Cynapsus, including but not limited to any previous Consulting Agreements between the Executive and Cynapsus, are hereby terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such agreements so terminated and cancelled.

10.4                      Modification and Waiver

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.5                      Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

10.6                      Governing Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario.

10.7                      Time of Essence

Time shall be of the essence of this Agreement.

10.8                      Currency

All amounts payable pursuant to this Agreement are expressed in and shall be paid in Canadian currency.

10.9                      Legal Advice

The Executive acknowledges that he has had an opportunity to seek independent legal advice prior to their execution of this Agreement. The Executive acknowledges that he has sought and obtained such independent advice, or has declined seeking such advice, despite having been given the opportunity to do so.

10.10                    Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.

SIGNED, SEALED & DELIVERED	)
in the presence of:	)
)
)
)
/s/ Susan Thompson	)	/s/ Anthony Giovinazzo
Witness		ANTHONY GIOVINAZZO

CYNAPSUS THERAPEUTICS INC.

		Per:	/s/ Anthony Giovinazzo
Authorized Signing Officer

		Per:	s/ Andrew Williams
Authorized Signing Officer

SCHEDULE “A”

Additional Benefits

The Executive will be entitled to receive the following additional benefits:

1.	Life insurance coverage in the amount of $1,500,000 as part of an “extended health” benefits plan failing which Cynapsus agrees to pay the current monthly premium of $864 per month in respect of the Executive’s existing life insurance policy.

2.	Car allowance in the amount of $1,000 per month and reimbursement for related expenses, including gas and insurance.

3.	Six personal days, with pay, including sick days.